EXHIBIT 10.31

February 6, 2007

Mr. Stephen A. Feldman

224 Trianon Lane

Villanova, PA 19085

Dear Steve:

On behalf of dELiA*s, Inc., (the “Company”), I am very pleased to provide you with the terms and conditions of your employment. The following sets forth the proposed terms and conditions of the Company’s offer to employ you. Everyone you have met with feels that you are a great fit for this company and will thrive here. We hope that you choose to join the Company and look forward to a mutually beneficial relationship.

1. Position: Your initial position will be as Chief Financial Officer, working out of the Company’s office located at 435 Hudson St., New York, NY. As the Company’s employee, we expect you to devote your full time and energies to the business and affairs of the Company, and to perform any and all duties and responsibilities associated with this position and as may be reasonably assigned to you by the Company. In addition to your primary duties, you shall perform such other services for the Company as may be reasonably assigned to you from time to time by the Company. Your performance will be reviewed on a periodic basis as long as you remain employed by the Company.

2. Starting Date/Nature of Relationship: If you accept this offer, your employment with the Company shall commence on February 26, 2007. Except as expressly set forth herein, this letter does not create an employment contract or other agreement and is not a promise of employment for a specific period of time. You understand that your employment is at-will and either party may terminate the relationship with or without cause at any time.

3. Compensation and Benefits: Your initial base pay shall be $350,000 per annum, ($13,461.54 on a bi-weekly basis). Additionally, you will be included in the fiscal 2007 Management Incentive Plan (MIP). Details of the 2007 MIP will be finalized and approved by the Board of Directors in April, 2007. You will have a total target bonus of not less than 30% of your base salary. This bonus will be based on the company meeting or exceeding planned EBITDA and individual performance and will have no cap. Under current company policy, salaries are reviewed annually at the start of each fiscal year. Your first salary review will be in February, 2008.

We will also reimburse you up to a total aggregate amount of $60,000 for documented actual out of pocket expenses incurred by you between February 26, 2007 and February 26, 2009 (the “Two Year Period”) as follows: (1) up to $2,500/month for expenses associated with overnight stays in NYC for business purposes during the Two Year Period and (2) expenses associated with relocation to the NYC area during the Two Year Period, limited to real estate commissions in connection with selling your current home or renting a new home in the NYC metropolitan area and the packing and moving of household goods from your current home to a new home in the NYC metropolitan area. For clarity, the total aggregate maximum reimbursed amount under any and all combinations of expenses as set forth in this paragraph will not exceed $60,000.

In addition, you will receive options to purchase 100,000 shares of Common Stock of dELiA*s, Inc., par value $0.01 per share, pursuant to one of dELiA*s stock plans. Such options shall be exercisable at a purchase price per share equal to the closing price of dELiA*s Common Stock on the NASDAQ market on the business day prior to the date of your commencement of employment with the Company. The options shall have the following vesting schedule: 25,000 shares shall vest one year after your first day of employment, 25,000 shares shall vest two years after your first day of employment, 25,000 shares shall vest three years after your first day of employment, and the remaining 25,000 shares shall vest four years after your first day of employment. These options shall expire ten years from the date of grant.

In addition to your compensation, you will be entitled to receive the various benefits (Ex. Comprehensive Health Benefits, 401K, Life Insurance, Employee Discounts, etc.) offered by the Company to its employees. Benefits offered may be modified or changed from time to time at the discretion of the Company. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit of the plan is governed solely by the applicable plan document, prorated based on date of hire. You would currently be eligible for 3 weeks paid vacation as well as holidays (10), sick days (5) and personal days (3) in accordance with company policy. Should you ever have any questions, you should ask David Diamond, VP of Human Resources, for a copy of the applicable plan document.

4. Assignment: The Company reserves the right at any time to assign this offer letter to any parent, subsidiary or affiliate of the Company now in existence or formed hereafter.

5. Severance: If the Company terminates you for any reason other than “cause”, you shall be entitled to a severance payment of 6 months of base salary, medical and dental benefits, payable in bi-weekly installments. “Cause” is defined as dishonesty, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information and conduct substantially prejudicial to the business of the Company or and Affiliate.

6. Contingency: You shall be required to accept and sign a “Non-Competition and Confidentiality Agreement” which will be sent to you under separate cover.

7. Miscellaneous: This letter constitutes our entire offer regarding the terms and conditions of your employment by the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of New York, without giving effect to its principles of conflicts of laws. By accepting this offer of employment, you expressly agree that any action, demand, claim or counterclaim concerning any aspect of your employment relationship with the Company shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury. Company reserves the right to alter any of the terms of employment set forth in this letter as needed.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and the Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein.

I am delighted to offer you the opportunity to join our Company and we look forward to you joining us!

By:	/S/ ROBERT E. BERNARD
Robert E. Bernard, Chief Executive Officer

Accepted and Agreed:

By:	/S/ STEPHEN A. FELDMAN
Stephen A. Feldman

Date: February 8, 2007